                                                              Exhibit 99-C


September 14, 1995





The Minnesota Mutual Life Insurance Company
Minnesota Mutual Life Center
400 Robert Street North
St. Paul, Minnesota 55101


Gentlepersons:

In my capacity as counsel for The Minnesota Mutual Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Minnesota Mutual Variable Life Account (the "Account")
in connection with its Registration Statement on Form S-6.   This Registration
Statement is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to certain variable life insurance policies.

Based upon that review, I am of the following opinion:

     1. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota; and

     2. The issuance and sale of the variable life insurance policies funded by the Account have been duly authorized by the Company and such policies, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Donald F. Gruber

Donald F. Gruber
Senior Counsel